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                                                                  EXHIBIT (a)(3)

                   AIMCO PROPERTIES IS OFFERING $448 WHICH IS
                  THE HIGHEST PRICE CURRENTLY BEING OFFERED TO
                PURCHASE UNITS OF LIMITED PARTNERSHIP INTEREST OF
                          HCW PENSION REAL ESTATE FUND

                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                           COLORADO CENTER, TOWER TWO
                   200 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222

                                November 24, 1999

Dear Unitholder:

         AIMCO PROPERTIES, L.P. is offering $448, net to the seller in cash, to purchase any and all units of limited partnership interest (the "Units") in HCW Pension Real Estate Fund (the "Partnership"). Our offer price is over 46% HIGHER than the price that has recently been offered by Madison Liquidity Investors 104, L.L.C. IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED. Our offer price will be reduced for any distributions subsequently made by your partnership prior to the expiration of our offer. We will pay for accepted units promptly after expiration of our offer.

         GREATEST NUMBER OF UNITS: We are offering to purchase more than twenty two (22) times the number of Units than Madison is offering to purchase. OUR OFFER PROVIDES YOU WITH THE GREATEST CHANCE TO RECEIVE THE HIGHEST PURCHASE PRICE CURRENTLY BEING OFFERED FOR THE GREATEST NUMBER OF UNITS.

    There are advantages and disadvantages to you of accepting or declining our offer. The terms of the offer are more fully described in the enclosed materials. These documents describe the material risks and opportunities associated with the offer, including certain tax considerations. Please review these documents carefully. The general partner of the Partnership is our affiliate. The general partner of your partnership has informed us that it is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in any offer. Although the general partner believes that our offer is fair, the general partner also believes that you must make your own decision whether or not to participate in any offer, based upon a number of factors, including your financial position, your need or desire for liquidity, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. However, the general partner notes that the our offer is at the highest price of the two offers and if you wish to sell your units for cash, you should do so at the highest price. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE, AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.




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         You should be aware, however, that, as with any rational investment decision, we are making our offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our offer, and no representation is made by us or any of our affiliates as to such fairness.

         If you desire to tender any of your units in response to our offer, you should complete and sign the enclosed letter of transmittal in accordance with the enclosed instructions and mail or deliver the signed letter of transmittal and any other required documents to River Oaks Partnership Services, Inc., which is acting as the Information Agent in connection with our offer at the address set forth on the back cover of the enclosed Offer to Purchase. The offer will expire at 12:00 midnight, New York City time, on December 22, 1999, unless extended. If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact the Information Agent at (888) 349-2005 or (201) 896-1900.

                                            Very truly yours,



                                            AIMCO PROPERTIES, L.P.


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